Exhibit 10.12

Phoenix Biotech Acquisition Corp.

2201 Broadway

Suite 705

Oakland, CA 94612

February 14, 2024

Keystone Capital Partners, LLC

139 Fulton Street, Suite 412

New York, NY 10038

Re:	Phoenix Biotech Acquisition Corp.

Dear Sir or Madam:

Reference is hereby made to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated February 5, 2024, by and between the undersigned investor (the “Investor”), Phoenix Biotech Acquisition Corp., a Delaware corporation (the “Company”) and CERo Therapeutics, Inc. a Delaware corporation (the “Target”, and together with the Company, the “BC Parties”), pursuant to which the Investor agreed to purchase certain Preferred Shares and Warrants of the Company, upon the terms and subject to the conditions set forth therein. Capitalized terms not defined herein shall have the meaning as set forth in the Purchase Agreement.

The BC Parties desire to amend and restate the Purchase Agreement as provided on Exhibit A attached hereto (the “Amended and Restated Purchase Agreement”). In exchange for the Investor’s agreement to amend and restate the Purchase Agreement in the form of the Amended and Restated Purchase Agreement, the Company hereby agrees as follows:

(i) At the Closing, the Company shall make a payment to the Investor in the aggregate amount of $1,000,000 (the “Amendment Payment Amount”); and

(ii) At the Closing, the Company shall reimburse the Investor a non-accountable amount of $60,000 (the “Additional Transaction Expenses”) (in addition to the Transaction Expenses (as defined in the Amended and Restated Purchase Agreement) payable at the Closing, for a total non-accountable expense reimbursement to Kelley Drye & Warren LLP, counsel to the Investor, of $150,000. Notwithstanding anything in the Amended and Restated Purchase Agreement to the contrary, the Company hereby acknowledges and agrees that the Flow of Funds shall reflect the payment of the Amendment Payment Amount, Transaction Expenses and Additional Transaction Expenses by a reduction in the net Purchase Price to be paid by the Investor to the Company and a direction by the Company for the Investor to wire the Transaction Expenses and Additional Transaction Expenses to Kelley Drye & Warren LLP at the Closing.

The Company shall, on or before 9:30 a.m., New York time, on the first Trading Day after the date of this letter agreement, file a Current Report on Form 8-K, describing all the material terms of the transactions contemplated by this letter agreement in the form required by the 1934 Act, and attaching this letter agreement (including all attachments, the “8-K Filing”). From and after the 8-K Filing, the Company shall have disclosed all material, non-public information (if any) provided to the Investor by any BC Entity or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by this letter agreement and the Transaction Documents (including, without limitation, attaching the form of this letter agreement). In addition, effective upon the filing of the 8-K Filing, each BC Party acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between any BC Entity or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, shall terminate.

The provisions of Section 9 of the Purchase Agreement are hereby incorporated by reference herein, mutatis mutandis.

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Very truly yours,

COMPANY:

PHOENIX BIOTECH ACQUISITION CORP.

By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

ACCEPTED AND AGREED TO
AS OF THIS 14th DAY OF
FEBRUARY, 2024 BY:

investor:

KEYSTONE cAPITAL PARTNERS, LLC

By:	/s/ Frederic Zaino
	Name:	Frederic Zaino
	Title:	CIO

TARGET:

CERO THERAPEUTICS, INC.

By:	/s/ Daniel Corey
	Name:	Daniel Corey
	Title:	Chief Executive Officer

[Signature Page to Side Letter]